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                                                                   Exhibit 99(g)


                   CONSENT OF SANDLER O'NEILL & PARTNERS, L.P.


     We hereby consent to the use of our opinion letter to the Board of Directors of Indiana Federal Corporation included as Annex G to the Joint Proxy Statement/Prospectus relating to the proposed merger of Pinnacle Financial Services, Inc. and Indiana Federal Corporation and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Sandler O'Neill & Partners, L.P.


June 16, 1997